Exhibit 99.1

Animal Health International, Inc. Announces Its Third Quarter Fiscal Year 2007 Earnings

WESTLAKE, TX – May 2, 2007 – Animal Health International, Inc. (NASDAQ: AHII) announced today that net sales increased $14.1 million, or 10.0%, to $153.9 million for the three months ended March 31, 2007, from $139.8 million for the same quarter last year. Operating income increased 22.5% to $6.0 million, up from $4.9 million in the same quarter last year. The increase in operating income was offset by a $2.0 million expense related to unamortized debt issue costs and prepayment penalties associated with the debt retired with IPO proceeds, a $0.5 million increase in interest expense, and a higher tax rate, all of which resulted in net income of $0.1 million, down $1.0 million from last year.

Net sales increased $45.5 million, or 10.7%, to $469.9 million for the nine months ended March 31, 2007, from $424.4 million for the same period last year. Operating income increased 23.8% to $24.3 million, up from $19.7 million in the same period last year. The increase in operating income was offset by a $2.4 million expense related to unamortized debt issue costs and prepayment penalties associated with the debt retired with IPO proceeds, higher interest expense, and a higher tax rate, all of which resulted in net income of $5.4 million, down $1.3 million compared to the same period last year.

“We are pleased with our results for the third quarter of fiscal year 2007. This performance was driven in part by our continued focus on improving operational efficiencies through leveraging fixed expenses and managing gross profit margins. We continued our growth, completed two acquisitions and opened a new regional distribution facility in California” commented Animal Health International’s Chairman and CEO Jim Robison.

Third quarter ended March 31, 2007 compared to the third quarter ended March 31, 2006

Net sales increased $14.1 million, or 10.0%, to $153.9 million for the three months ended March 31, 2007, from $139.8 million for the three months ended March 31, 2006. The increase in net sales was primarily attributable to the addition of new customers, continued expansion into new territories, increased sales to existing customers, and acquisitions.

Gross profit increased $3.3 million, or 12.9%, to $29.0 million for the three months ended March 31, 2007, from $25.7 million for the three months ended March 31, 2006. Gross profit as a percentage of sales was 18.9% for the three months ended March 31, 2007, compared to 18.4% for the three months ended March 31, 2006.

Selling, general and administrative expenses increased to $21.4 million for the three months ended March 31, 2007, from $19.3 million for the three months ended March 31, 2006. This was caused by an increase in variable selling and distribution expenses driven by higher sales volume. As a percent of net sales, selling, general and administrative expenses were up slightly from 13.8% last year to 13.9% for the three months ended March 31, 2007.

Earnings Before Interest, Tax, Depreciation and Amortization (EBITDA) for the quarter was $7.8 million, which was an increase of 17.1% from the year earlier quarter of $6.6 million. The increase in EBITDA was due to an increase in sales volume and related gross profit. (Please refer to Table A for a reconciliation of EBITDA to reported net income.)

Net income for the third quarter was $0.1 million down from the third quarter last year net income of $1.1 million. An increase in operating income, offset by the write-off of unamortized debt issue costs, prepayment penalties and higher interest expense accounted for the decline. The unamortized debt issue costs and prepayment penalty, after tax totaled $1.2 million. GAAP diluted loss was ($5.71) per common share after reducing net income for the deemed dividend upon conversion of preferred stock, which amounted to ($5.69) per common share, and the preferred stock participation in undistributed earnings, which amounted to ($0.02) per common share. For the same period last year, GAAP diluted earnings was $0.03 per share after reducing net income for the dividend on preferred stock, which amounted to ($0.42) per common share, and for the preferred stock participation in undistributed earnings, which amounted to ($0.04) per common share.

Nine months ended March 31, 2007 compared to nine months ended March 31, 2006

Net sales increased $45.6 million, or 10.7%, to $469.9 million for the nine months ended March 31, 2007, from $424.3 million for the nine months ended March 31, 2006. This increase was primarily attributable to the addition of new customers, continued expansion into new territories, increased sales to existing customers, and acquisitions.

Gross profit increased $8.0 million, or 9.3%, to $93.4 million for the nine months ended March 31, 2007, from $85.4 million for the nine months ended March 31, 2006. Gross profit as a percentage of sales was 19.9% for the nine months ended March 31, 2007, compared to 20.1% for the nine months ended March 31, 2006. The Company’s gross profit increased as a result of sales growth but was slightly offset by an unfavorable shift in product mix to lower gross margin products.

Selling, general and administrative expenses increased $3.2 million, or 5.3%, to $64.2 million for the nine months ended March 31, 2007, from $61.0 million for the nine months ended March 31, 2006. An increase in variable selling and distribution expenses driven by sales volume was partially offset by lower corporate expenses. This resulted in a decrease in selling, general and administrative expenses as a percent of sales from 14.4% for the nine months ended March 31, 2006, to 13.7% for the nine months ended March 31, 2007.

EBITDA for the nine months ended March 31, 2007 was $29.6 million, an increase of 19.0% from the year earlier period of $24.9 million. This increase was due to higher sales volume and related gross profit and low incremental selling, general and administrative expenses. (Please refer to Table A for a reconciliation of EBITDA to reported net income.)

Net income for the nine months ended March 31, 2007 was $5.4 million, down 18.9% from $6.7 million for the same period last year. An increase in operating income, offset by higher interest expense, the write-off of unamortized debt issue costs, prepayment penalties and a higher tax rate accounted for the decline. The unamortized debt issue costs and prepayment penalty, after tax totaled $1.4 million. GAAP diluted loss was ($21.00) per share after reducing net income for the deemed dividend upon conversion of preferred stock which amounted to ($13.58) per common share, the preferred stock dividend which amounted to ($7.61) per common share and participation in undistributed earnings which amounted to ($0.58) per common share. For the same period last year, GAAP diluted earnings per share was $0.38 after reducing net income for the dividend on preferred stock which amounted to ($0.46) per common share and the preferred stock participation in undistributed earnings, which amounted to ($2.45) per common share.

Fiscal Year 2007 Guidance

The following statements are based on current information and the Company assumes no obligation to update them. These statements are forward-looking and inherently uncertain.

The Company expects its net income for its fiscal year ending June 30, 2007 to be in the range of $7.5 to $8.3 million. Net sales are expected to be in the $620 to $630 million range.

Conference Call

The Company plans to host its investor conference call today at 10:00 a.m. Eastern Standard Time to discuss these results and its business outlook. You can access the conference call by dialing (913) 312-1235. Participants will be required to register their name and company affiliation for the conference call. Audio replay will be made available by accessing the Company’s web site at ahii.com under the Investor Relations tab.

Use of Non-GAAP measures

EBITDA represents net income before interest expense, income tax expense, depreciation and amortization and acquisition costs. We present EBITDA as a supplemental performance measure because we believe it facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the age and book depreciation of fixed assets (affecting relative depreciation expense), the impact of purchase accounting and SFAS No. 142 (affecting depreciation and amortization expense). Because EBITDA facilitates internal comparisons of our historical financial position and operating performance on a more consistent basis, we also use EBITDA in measuring our performance relative to that of our competitors and in evaluating acquisition opportunities. EBITDA is not a measurement of our financial performance under generally accepted accounting principles in the United States, or GAAP, and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our profitability or liquidity. We understand that although EBITDA is frequently used by securities analysts, lenders and others in their evaluation of companies, EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

• EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

• EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

• EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

• Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

• Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure

About Animal Health International, Inc.

Animal Health International, Inc. is a leading distributor of animal health products in the United States. The Company sells more than 35,000 products sourced from over 1,500 animal health products manufacturers. The Company also provides consultative services to our customers in the highly fragmented animal health products industry. Products the Company distributes include pharmaceuticals, vaccines, parasiticides, diagnostics, capital equipment, sanitizers, devices and supplies. Our principal customers are veterinarians, production animal operators and animal health product retailers.

Safe Harbor for Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Animal Health International can give no assurance that expectations will be attained. Factors that could cause actual results to differ materially from Animal Health International’s expectations include, but are not limited to, the outbreak of an infectious disease within an animal population, Animal Health International’s inability to maintain relationships with manufacturers, an adverse change in manufacturer rebates or Animal Health International’s inability to meet applicable rebate targets, the loss of key personnel, the loss of products or delays in product availability from one or more manufacturers, changes in customer preferences, consolidation in the animal heath products industry, and other risks detailed in

Animal Health International’s filings with the Securities and Exchange Commission, including Animal Health International’s Quarterly Report on Form 10-Q, which was filed on March 7, 2007. Such forward-looking statements speak only as of the date of this press release. Animal Health International expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Animal Health International’s expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

ANIMAL HEALTH INTERNATIONAL, INC.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three months ended March 31,		Nine months ended March 31,
	2006	2007	2006	2007
Net sales	$139,843	$153,874	$424,346	$469,855

Direct cost of products sold	114,111	124,828	338,926	376,504

Gross Profit	25,732	29,046	85,420	93,351

Selling, general, and administrative expenses (including salary, wages, commission, and related benefits)	19,258	21,411	60,953	64,191
Depreciation and amortization	1,593	1,657	4,806	4,820

Operating income	4,881	5,978	19,661	24,340

Other income (expense):
Other income	159	132	410	434
Interest expense	(3,415)	(5,874)	(10,210)	(15,774)

Income before income taxes	1,625	236	9,861	9,000

Income tax expense	(529)	(127)	(3,193)	(3,591)

Net income	$1,096	$109	$6,668	$5,409

Dividend on preferred stock	(941)	—	(941)	(53,323)

Deemed dividend on conversion of preferred stock	—	(95,227)	—	(95,227)

Preferred stock participation in undistributed earnings	(97)	(315)	(4,954)	(4,062)

Net income (loss) available to common shareholders	$58	$(95,433)	$773	$(147,203)

Earnings (loss) per share:

Basic	$0.03	$(5.71)	$0.38	$(21.00)

Diluted	$0.03	$(5.71)	$0.38	$(21.00)

Weighted average shares outstanding:

Basic	2,262	16,727	2,025	7,011

Diluted	2,262	16,727	2,025	7,011

ANIMAL HEALTH INTERNATIONAL, INC.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2006	March 31, 2007
		(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$3,036	$4,708
Accounts receivable, net	70,178	74,851
Merchandise inventories, net	71,679	92,449
Other current assets	4,869	9,148

Total current assets	149,762	181,156

Noncurrent assets:
Property, plant, and equipment, net	16,045	17,299
Goodwill and other intangible assets	121,701	134,431
Other noncurrent assets	6,829	5,508

Total assets	$294,337	$338,394

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$65,077	$89,442
Accrued liabilities	18,100	15,632
Current portion of long-term debt	81,759	72,721

Total current liabilities	164,936	177,795

Noncurrent liabilities:
Long-term debt, net of current portion	55,875	45,516
Other noncurrent liabilities	29,205	29,287

Total liabilities	250,016	252,598

Redeemable preferred stock	47,500	—

Stockholders’ equity (deficit)	(3,179)	85,796

Total liabilities and stockholders’ equity (deficit)	$294,337	$338,394

ANIMAL HEALTH INTERNATIONAL, INC.

EBITDA Reconciliation

(In thousands)

(Unaudited)

	Three months ended March 31,		Nine months ended March 31,
	2006	2007	2006	2007
Net Income	$1,096	$109	$6,668	$5,409
Interest expense	3,415	5,874	10,210	15,774
Income tax expense	529	127	3,193	3,591
Depreciation and amortization	1,593	1,657	4,806	4,820

EBITDA	$6,633	$7,767	$24,877	$29,594